Exhibit 99.5

February 25, 2025

Bukit Jalil Global Acquisition 1 Ltd.

31-1 Taman Miharja Phase 3B, Jalan 3/93, 2 ½ Miles, Cheras

Kuala Lumpur, Malaysia 55200

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated August 5, 2024 and updated on November 21, 2024, to the Board of Directors of Bukit Jalil Global Acquisition 1 Ltd. (“BUJA”) as Annex D to, and to the references to such opinion in, the proxy statement/prospectus relating to the proposed transaction involving BUJA, GIBO HOLDINGS LIMITED (“PubCo”), GIBO Merger Sub 1 Limited, GIBO Merger Sub 2 Limited, and Global IBO Group Ltd., which proxy statement/prospectus forms a part of the registration statement on Form F-4 of PubCo (the “Registration Statement”).

Very truly yours,

/s/ King Kee Appraisal and Advisory Limited

King Kee Appraisal and Advisory Limited